                                  EXHIBIT 12.1

                                AEARO CORPORATION

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                           PREDECESSOR
                                             COMPANY                              SUCCESSOR COMPANY
                                           ------------  -------------------------------------------------------------------
                                           PERIOD ENDED   PERIOD ENDED
                                             JULY 11,     SEPTEMBER 30,                     YEAR ENDED SEPTEMBER 30,
                                             1995           1995           1996         1997           1998          1999
                                           ------------  -------------------------------------------------------------------
EARNINGS:
Pre-tax income (loss) from
continuing operations ...............      $  7,815      $   (159)      $  6,477      $ (5,959)      $ (9,242)      $ 10,297
Fixed charges (see below) ...........         6,599         4,388         22,153        28,419         27,984         26,152
                                           --------      --------       --------      --------       --------       --------
Earnings as defined .................      $ 14,414      $  4,229       $ 28,630      $ 22,460       $ 18,742       $ 36,449
                                           --------      --------       --------      --------       --------       --------

Fixed Charge:
Interest expense, net ...............      $  5,673      $  4,135       $ 20,703      $ 26,665       $ 26,152       $ 24,322
Interest component of operating lease           926           253          1,450         1,754          1,832          1,830
                                           --------      --------       --------      --------       --------       --------
Fixed charges as defined ............      $  6,599      $  4,388       $ 22,153      $ 28,419       $ 27,984       $ 26,152
                                           --------      --------       --------      --------       --------       --------
Ratio of Earnings to Fixed Charges ..           2.2          --              1.3          --             --              1.4
                                           --------      --------       --------      --------       --------       --------

Note: Ratio of earnings to fixed charges is defined as pre-tax income from continuing operations plus fixed charges divided by fixed charges. Fixed charges included interest (including amortization of debt issuance costs) and a portion of rental expense assumed to represent interest. Earnings for the period ended September 30, 1995 and the years ended September 30, 1997, and 1998 were insufficient to cover fixed charges by $0.2 million, $6.0 million, and $9.2 million, respectively.